Exhibit 4.3

Summary of the Lease Agreement Dated April 30, 2003 (the “Lease Agreement”)

1.	The Parties: Mazor Robotics Ltd. (“Mazor”) and Hayel Investments and Properties Ltd. (“Hayel”).

2.	Signing Date: April 30, 2003.

3.	Term: The term of the Lease Agreement is two years. Mazor has an option to extend the term of the Lease Agreement by additional two years.

4.	Premises: 345 square meters at 7 Haeshel Street, Caesarea Industrial Park South, 38900 Israel.

5.	Lease Payments: (1) A monthly lease payment of $2,000; (2) management fees of $276 per month; and (3) the proportionate share of the premises insurance policy of $331 per annum.

6.	Guarantees: In order to secure its undertakings under this agreement, Mazor shall provide Hayel with a guarantee (the “Guarantee”) in an amount of $8,000.

7.	Amendments to the Lease Agreement:

a.	On March 27, 2007, the parties amended the Lease Agreement to extend the term of the Lease Agreement by two years.

b.	On February 28, 2009, the parties amended the Lease Agreement to extend the term of the Lease Agreement by two years.

c.
On September 16, 2009, the parties amended the Lease Agreement to (i) increase the premises to 569 square meters; (ii) extend the term of the Lease Agreement until April 30, 2011, with an option to extend the term of the Lease Agreement until April 30, 2012; (iii) increase the monthly lease payment  to NIS 18,539 (linked to Israeli Consumer Price Index) through May 1, 2011, and to NIS 19,317 through April 30, 2012; and (iv) increase the Guarantee amount to $15,000.

d.
On July 10, 2011, the parties amended the Lease Agreement to (i) increase the premises to 769 square meters; (ii) extend the term of the Lease Agreement until December 31, 2014, with an option to extend the term of the Lease Agreement until December 31, 2017; and (iii) increase the monthly lease payment to NIS 27,659 (linked to Israeli Consumer Price Index).

e.	Subject to the amendments to the Lease Agreement set forth in subsections (a) through (d), all other terms and conditions of the Lease Agreement remains in full force and effect.